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                                                                   EXHIBIT 5




                                                               614) 464-6400



                                               June 16, 1997


Ohio Casualty Corporation
136 North Third Street
Hamilton, Ohio 45025

Gentlemen and Ladies:

   We have acted as counsel for Ohio Casualty Corporation, an Ohio corporation (the "Company"), in connection with the proceedings taken and proposed to be taken in connection with the institution of the Ohio Casualty Corporation Agent SharePlan (the "Plan") and the sale of common shares, $.125 par value (the "Common Shares"), of the Company pursuant to the Plan as described in the Registration Statement on Form S-3 (the "Form S-3") to be filed with the Securities and Exchange Commission on June 18, 1997. The purpose of the
Form S-3 is to register 250,000 Common Shares under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   In connection with this opinion, we have examined an original or a copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Form S-3; and (b) certain proceedings of the Company's Board of Directors. We have also relied upon such other representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

   In our examinations and in rendering this opinion, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such originals of

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Ohio Casualty Corporation
June 16, 1997
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such latter documents; (b) the due completion, execution and acknowledgment as indicated thereon and delivery of all documents; and (c) compliance with applicable federal and state securities laws. We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

   Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the 250,000 Common Shares of the Company to be delivered upon payment therefor in the manner and under the terms provided in the Plan and in the Form S-3 (when it becomes effective) will, when sold, be validly issued, fully paid and non-assessable.

   This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the Plan and the filing of the Form S-3 and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

   Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Form S-3 and to the reference to us in the Form S-3 under the caption "LEGAL MATTERS."

                                               Very truly yours,


                                               VORYS, SATER, SEYMOUR AND PEASE